Exhibit 10.21

Partner Agreement Between

OZ Management LP and Wayne N. Cohen

This Partner Agreement (as amended, modified, supplemented or restated from time to time, this “Agreement”) dated as of February 22, 2017 reflects the agreement of OZ Management LP (the “Partnership”) and Wayne N. Cohen (the “Limited Partner”) with respect to certain matters concerning (i) the conditional grant by the Partnership to the Limited Partner on a date determined by the General Partner that shall be no later than March 1, 2017 (such date, the “Incentive Grant Date”) of Class D Common Units under the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (as amended, modified, supplemented or restated from time to time, the “Plan”) as a retention and long-term incentive compensation award, (ii) the conditional grant by the Partnership to the Limited Partner on the Incentive Grant Date of Class P Common Units under the Plan as an additional element of such retention and long-term compensation incentive award, and (iii) his rights and obligations under (A) an Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 14, 2015 (as amended, modified, supplemented or restated from time to time, including on or prior to the Incentive Grant Date substantially in the form of the draft agreement provided to the Limited Partner on January 25, 2017 other than provisions relating to the issuance of Class B Shares in respect of Class P Common Units, the “Limited Partnership Agreement”), (B) the Partner Agreement dated as of November 10, 2010 that was entered into between the Limited Partner and the Partnership in connection with his admission to the Partnership (the “2010 Partner Agreement”) and the Partner Agreement dated as of April 15, 2013 entered into between the Limited Partner and the Partnership (the “2013 Partner Agreement” and together with the 2010 Partner Agreement, the “Existing Partner Agreements”), and (C) an Exchange Agreement relating to exchanges of Class P Common Units to be dated on or prior to the Incentive Grant Date substantially in the form of the draft agreement provided to the Limited Partner on January 25, 2017 (as amended, modified, supplemented or restated from time to time, the “Class P Exchange Agreement”) and the Amended and Restated Exchange Agreement dated as of August 1, 2012 relating to exchanges of Class A Common Units (as amended, modified, supplemented or restated from time to time, the “Class A Exchange Agreement” and together with the Class P Exchange Agreement, the “Exchange Agreements”). This Agreement shall be a “Partner Agreement” (as defined in the Limited Partnership Agreement). The General Partner confirms that the Limited Partner has been designated as an “Original Partner” (for purposes of the Limited Partnership Agreement). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement. The Board of Directors (the “Board”) of Och-Ziff Capital Management Group LLC (the “Company”), including a majority of the independent directors, has approved the conditional awards of Class D Common Units and the Class P Common Units described in Sections 1 and 2 of this Agreement after receiving the recommendation of the Compensation Committee of the Board (the “Compensation Committee”).

In consideration of such conditional awards and other benefits to be provided by the Partnership and its Affiliates to the Limited Partner, the Limited Partner hereby commits to remain with the Partnership and its Affiliates for at least six years following the Incentive Grant Date, subject to the terms and conditions of this Agreement.

Grant of Class D Common Units to the Limited Partner. The Partnership shall conditionally issue to the Limited Partner 3,800,000 Class D Common Units (the “Incentive D Units”) on the

Incentive Grant Date. Upon such conditional issuance, the General Partner shall designate the Incentive D Units as a new series of Class D Common Units (“Class D-31”) pursuant to the provisions of Section 3.1(f) of the Limited Partnership Agreement and the General Partner shall cause the Limited Partner to be named as the holder of the Incentive D Units in the books of the Partnership. Upon issuance, the portion of the Limited Partner’s Capital Account balance attributable to the Incentive D Units shall be $0 (zero dollars). Upon issuance, the Incentive D Units shall be designated as “Original Common Units” of the Limited Partner (for purposes of the Limited Partnership Agreement) by the General Partner and the rights, duties and obligations of the Limited Partner with respect to the Incentive D Units under the Limited Partnership Agreement shall be the same as those applicable thereunder to the Common Units he owns immediately prior to the Incentive Grant Date, except to the extent modified by the terms of this Agreement.

Grant of Class P Common Units to the Limited Partner. The Partnership shall conditionally issue to the Limited Partner 6,700,000 Class P Common Units (the “Incentive P Units” and, together with the Incentive D Units, the “Incentive Units”) on the Incentive Grant Date. Upon such conditional issuance, the General Partner shall designate the Incentive P Units as a new series of Class P Common Units (“Class P-1”) pursuant to the provisions of Section 3.1(j) of the Limited Partnership Agreement and the General Partner shall cause the Limited Partner to be named as the holder of the Incentive P Units in the books of the Partnership. Upon issuance, the portion of the Limited Partner’s Capital Account balance attributable to the Incentive P Units shall be $0 (zero dollars). Upon issuance, the rights, duties and obligations of the Limited Partner with respect to the Incentive P Units under the Limited Partnership Agreement shall be the same as those applicable thereunder to other Class P Common Units of the Partnership, except to the extent modified by the terms of this Agreement.

Withdrawal, Vesting and Non-Compete Provisions.

Withdrawal and Vesting Provisions. Notwithstanding any provisions of the Limited Partnership Agreement to the contrary, the following provisions shall apply with respect to the Limited Partner and any Related Trusts and their Incentive Units:

(i) Vesting of Incentive D Units. Except as set forth in Section 3(a)(ii) below, the Incentive D Units shall conditionally vest commencing upon the third anniversary of the Incentive Grant Date, subject to the Limited Partner’s continued service and the other terms hereof, such that (i) on the third anniversary of the Incentive Grant Date, 50.00% of the Incentive D Units shall become conditionally vested and (ii) on each subsequent anniversary of the Incentive Grant Date through and including the sixth anniversary of the Incentive Grant Date, an additional portion of the Incentive D Units shall become conditionally vested in accordance with the following vesting schedule (the “D Unit Vesting Schedule”):

Anniversary of Incentive Grant Date	Cumulative Percentage of Conditionally Vested Incentive D Units
3	50.00%
4	66.67%
5	83.33%
6	100.00%

(ii) Exceptions to D Unit Vesting Schedule. Upon the Limited Partner ceasing to be an Active Individual LP, all Incentive D Units that have conditionally vested in accordance with the D Unit Vesting Schedule shall be retained and all of the unvested Incentive D Units shall be forfeited, with the following exceptions:

(1) Withdrawal for Cause. If, prior to the sixth anniversary of the Incentive Grant Date, the Limited Partner is subject to a Withdrawal pursuant to clause (A) (Cause) of Section 8.3(a)(i) of the Limited Partnership Agreement (a “Withdrawal for Cause”), subject to any additional forfeiture or reallocation of the Incentive D Units as set forth herein (including pursuant to Section 3(b)(ii)), (i) all of the unvested Incentive D Units as of such date shall be forfeited on the date of the Withdrawal for Cause and (ii) 50% of the then-vested Incentive D Units shall be forfeited on the date of the Withdrawal for Cause. On and after the sixth anniversary of the Incentive Grant Date, no Incentive D Units shall be forfeited or reallocated upon a Withdrawal for Cause.

(2) Termination without Cause. If the Limited Partner is subject to a Special Withdrawal pursuant to Section 8.3(b)(i) of the Limited Partnership Agreement or a Withdrawal pursuant to clause (B) (PPC Termination) of Section 8.3(a)(i) of the Limited Partnership Agreement (such Special Withdrawal or Withdrawal, a “Termination without Cause”), subject to any additional forfeiture or reallocation of the Incentive D Units as set forth herein (including pursuant to Section 3(b)(ii)), any then-vested Incentive D Units shall be retained and an additional portion of the Incentive D Units shall conditionally vest on the date of the Termination without Cause based on the number of years from the Incentive Grant Date as set forth in the table below (and any Incentive D Units remaining unvested shall be forfeited on such date):

Termination Date relative to Anniversaries of the Incentive Grant Date	Additional Percentage of Total Incentive D Units To Become Conditionally Vested	Total Percentage of Incentive D Units to be Conditionally Retained as Vested Incentive D Units
prior to 3rd	50.00%	50.00%
on or after 3rd but prior to 4th	16.67%	66.67%
on or after 4th but prior to 5th	16.67%	83.33%
on or after 5th but prior to 6th	16.67%	100.00%
on or after 6th	0.00%	100.00%

(3) Withdrawal due to a Resignation. If the Limited Partner is subject to a Withdrawal pursuant to clause (C) (Resignation) of Section 8.3(a)(i) of the Limited Partnership Agreement (a “Withdrawal due to a Resignation”): (i) all then-unvested Incentive D Units shall be forfeited on the date of such Withdrawal, and (ii) a portion of the then-vested Incentive D Units shall be forfeited on such date, and the remainder of the vested Incentive D Units shall be conditionally retained, based on the number of years from the Incentive Grant Date as set forth in the table below:

Withdrawal Date relative to indicated Anniversary of Incentive Grant Date	Vested Incentive D Units to be Forfeited as a Percentage of Total Incentive D Units	Total Percentage of Incentive D Units to be Conditionally Retained as Vested Incentive D Units
prior to 3rd	[N/A ]	0%
on or after 3rd but prior to 4th	16.67%	33.33%
on or after 4th but prior to 5th	16.67%	50.00%
on or after 5th but prior to 6th	16.67%	66.67%
on or after 6th	0.00%	100.00%

(4) Death or Disability. In the event of the Limited Partner ceasing to be an Active Individual LP due to death or Disability, 100% of the unvested Incentive D Units as of such date shall continue to vest in accordance with the D Unit Vesting Schedule without any service requirements.

(iii) Vesting of Incentive P Units. Except as set forth in Section 3(a)(iv) below, the Incentive P Units shall conditionally vest or be forfeited as provided in the Limited Partnership Agreement, subject to the other terms hereof.

(iv) Exceptions to P Unit Vesting Schedule. Notwithstanding any provision of the Limited Partnership Agreement to the contrary:

(1) Withdrawal for Cause. If the Limited Partner is subject to a Withdrawal for Cause at any time, all of the vested and unvested Incentive P Units shall be forfeited on the date of such Withdrawal.

(2) Termination without Cause. If the Limited Partner is subject to a Termination without Cause, subject to any additional forfeiture or reallocation of the Incentive P Units as set forth herein (including pursuant to Section 3(b)(ii)):

(A)	any then-vested Incentive P Units shall be conditionally retained; and

(B)

a portion of the then-unvested Incentive P Units shall become eligible to vest on the date of the Termination without Cause based on the number of years from the Incentive Grant Date, with such portion to equal the lesser of (i) 100% of the then-unvested Incentive P Units and (ii) the percentage of total Incentive P Units set forth in the table below, with any unvested Incentive P Units that do not become eligible to vest on such date to be forfeited on such date; provided that (x) if the Termination without Cause occurs on or after the third anniversary of the Incentive Grant Date, all unvested Incentive P Units that become eligible to vest in accordance with this Section 3(a)(iv)(2)(B) will be conditionally retained subject to attainment of the Class P Performance Threshold until the earlier of (a) the first anniversary of the date of the Termination without Cause and (b) the sixth anniversary of the Incentive Grant Date (and any such unvested Incentive P Units that have not attained the Class P Performance Threshold on or prior to such earlier date shall be forfeited on such date), and (y) if the Termination without Cause occurs prior to the third anniversary of the Incentive Grant Date, all unvested Incentive P Units that become eligible to vest in accordance with this Section 3(a)(iv)(2)(B) will be conditionally retained subject to attainment of the Class P Performance Threshold until the fourth anniversary of the Incentive Grant Date; provided that in no event shall the Class P Performance Threshold be measured prior to the third anniversary of the Incentive Grant Date (and any such unvested Incentive P Units that have not attained the Class P Performance Threshold on or prior to the fourth anniversary of the Incentive Grant Date shall be forfeited on such date):

Date of Termination without Cause relative to Anniversaries of the Incentive Grant Date	Percentage of Total Incentive P Units to become Eligible to Vest (in addition to all then-vested Incentive P Units)
prior to 3rd	50.00%
on or after 3rd but prior to 4th	66.67%
on or after 4th but prior to 5th	83.33%
on or after 5th but prior to 6th	100.00%
on or after 6th	100.00%

(3) Withdrawal due to a Resignation. If the Limited Partner is subject to a Withdrawal due to a Resignation at any time (regardless of whether or not the Class P Service Condition has been satisfied at the time of such Withdrawal):

(A)	all then-unvested Incentive P Units (including any that have satisfied the Class P Service Condition but not the Class P Performance Threshold) shall be forfeited on the date of such Withdrawal; and

(B)	a portion of the vested Incentive P Units then outstanding shall be retained based on the number of years from the Incentive Grant Date and the remainder shall be forfeited on the date of such Withdrawal as follows:

(x)	a portion of the vested Incentive P Units then outstanding shall be conditionally retained such that the number of then-vested Incentive P Units (including for purposes of this paragraph (x) any vested Incentive P Units that have been exchanged under the Class P Exchange Agreement (“Exchanged P Units”) (“Total Vested P Units”) shall equal the product of (a) the number of Total Vested P Units and (b) the percentage set forth in the table below; provided, that no Exchanged P Units shall be forfeited under this Section 3(a)(iv)(3):

Date of Withdrawal due to Resignation relative to indicated Anniversary of Incentive Grant Date	Percentage of Total Vested P Units to be Conditionally Retained
prior to 3rd	0%
on or after 3rd but prior to 4th	33.33%
on or after 4th but prior to 5th	50.00%
on or after 5th but prior to 6th	66.67%
on or after 6th	100.00%

(y)	all vested Incentive P Units then outstanding that are not conditionally retained in accordance with paragraph (x) above shall be forfeited as of the date of such Withdrawal.

(v) Effect of Forfeiture. Any unvested or conditionally vested Incentive P Units forfeited by the Limited Partner or his Related Trusts in accordance with this Section 3(a) shall be cancelled. Any Incentive D Units (or any Class A Common Units into which such Incentive D Units have converted) forfeited by the Limited Partner and his Related Trusts in accordance with this Section 3(a) shall be reallocated in accordance with the terms of the Limited Partnership Agreement.

(vi) Continued Compliance with Restrictive Covenants. If the Limited Partner ceases to be an Active Individual LP, regardless of the reason, including any termination or resignation (whether, for the avoidance of doubt, due to the failure of the Buyer to offer a Comparable Position or otherwise in connection with or following a Change of Control, and in such case irrespective of whether the Limited Partner remains in service in a Comparable Position through the COC Vesting Period (as defined below)), the retention of any conditionally vested Incentive Units by the Limited Partner and his Related Trusts in accordance with this Section 3(a) or Section 4 (including any unvested Incentive Units that become vested in accordance with this Section 3(a) or Section 4) shall be subject to (A) the Limited Partner complying in all respects with the Limited Partnership Agreement including, without limitation, the restrictions regarding Confidentiality, Intellectual Property, Non-Solicitation, Non-Disparagement, Non-Interference, Short Selling, Hedging Transactions, and Compliance with Policies, each as set forth in Sections 2.12, 2.13, 2.18, and 2.19 of the Limited Partnership Agreement, and (B) the Limited Partner executing and not revoking a general release agreement in a form acceptable to the General Partner that will be substantially similar to Exhibit A to the Limited Partnership Agreement.

Non-Competition Provisions.

(i) Non-Competition Covenant. Notwithstanding any provisions of the Existing Partner Agreements to the contrary, the Restricted Period with respect to the Limited Partner shall, for purposes of Section 2.13(b) of the Limited Partnership Agreement, conclude on the last day of the 24-month period immediately following the date of the Limited Partner’s Special Withdrawal or Withdrawal, regardless of the reason for the Special Withdrawal or Withdrawal, including any termination or resignation (whether, for the avoidance of doubt, due to the failure of the Buyer to offer a Comparable Position or otherwise in connection with or following a Change of Control, and in any such case irrespective of whether the Limited Partner remains in service in a Comparable Position through the COC Vesting Period).

(ii) Consequences of Breach. The Incentive Units hereunder shall be conditionally granted subject to the Limited Partner’s compliance with the covenants set forth in Section 2.13(b) of the Limited Partnership Agreement. Without limitation or contradiction of the foregoing, and in addition to the applicability of Section 2.13(g) of the Limited Partnership Agreement, the Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of any such covenants, and that the amounts set forth in this Section 3(b)(ii) are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership and other members of the Och-Ziff Group would suffer from breach of any such covenants. In the event the Limited Partner breaches any such covenants, then the Limited Partner shall have failed to satisfy the condition subsequent to the grants of Incentive Units and the Limited Partner agrees that:

(1) on or after the date of such breach, any Incentive P Units shall be forfeited and cancelled;

(2) on or after the date of such breach, any Incentive D Units (or any Class A Common Units into which such Incentive D Units have converted) shall thereafter be reallocated from the Limited Partner and his Related Trusts and shall be reallocated in accordance with the Limited Partnership Agreement;

(3) on or after the date of such breach, all allocations and distributions on the Common Units described in paragraph (2) above that would otherwise have been received by the Limited Partner or his Related Trusts on or after the date of such breach shall thereafter be reallocated from them in accordance with the reallocations of such Common Units described above;

(4) on or after the date of such breach, no allocations shall be made to the Limited Partner’s Capital Accounts and no distributions shall be made to the Limited Partner or his Related Trusts in respect of any Incentive Units (or any Class A Common Units into which such Incentive Units have converted);

(5) on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreements) of any Incentive Units (or any Class A Common Units into which such Incentive Units have converted) of the Limited Partner or his Related Trusts shall be permitted under any circumstances notwithstanding anything to the contrary in any other agreement;

(6) on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequest, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by the Limited Partner or his Related Trusts through (x) an exchange of any Incentive P Units pursuant to the Class P Exchange Agreement or (y) an exchange of any Class A Common Units into which any Incentive D Units have converted pursuant to the Class A Exchange Agreement (any Class A Shares referenced in clause (x) or (y), collectively, “Exchanged Class A Shares”); and

(7) on the Reallocation Date, the Limited Partner and his Related Trusts shall immediately:

(A) pay to the Continuing Partners, in accordance with Section 2.13(g) of the Limited Partnership Agreement, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner and his Related Trusts for any Exchanged Class A Shares that were transferred during the 24-month period prior to the date of such breach; and (ii) any distributions received by the Limited Partner or his Related Trusts during such 24-month period on Exchanged Class A Shares;

(B) transfer any Exchanged Class A Shares held by the Limited Partner or his Related Trusts on and after the date of such breach to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement; and

(C) pay to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner or his Related Trusts for any Exchanged Class A Shares that were transferred on or after the date of such breach; and (ii) all distributions received by the Limited Partner or his Related Trusts on or after the date of such breach on Exchanged Class A Shares.

Cross-References. References in the Limited Partnership Agreement to Sections thereof (including Sections 2.13(b) and 2.13(g)) (as modified by the Existing Partner Agreements, if applicable) that are modified by this Agreement shall be deemed to refer to such Sections as modified hereby.

Change of Control; Liquidity.

Generally.

(i) Any Incentive P Units held by the Limited Partner and his Related Trusts are entitled to participate in any Class P Liquidity Event or other liquidity event in which Class P Common Units of other Limited Partners are entitled to participate pursuant to the Limited Partnership Agreement (including a Tag-Along Sale or a Drag-Along Sale), in each case subject to the terms and conditions that are applicable to the other Limited Partners with respect to their Class P Common Units; provided that in the case of a Change of Control, unvested Incentive P Units shall only participate in such Change of Control on the terms and to the extent provided in this Section 4.

(ii) Any Incentive D Units (or Class A Common Units into which they have converted) held by the Limited Partner and his Related Trusts shall participate in any liquidity event in which Class D Common Units (or Class A Common Units into which they have converted, as applicable) of other Limited Partners are entitled to participate pursuant to the Limited Partnership Agreement (including a Tag-Along Sale or a Drag-Along Sale), in each case subject to the terms and conditions that are applicable to the other Limited Partners with respect to their Class D Common Units (or Class A Common Units into which they have converted, as applicable); provided, that in the case of a Change of Control, unvested Incentive D Units shall only participate in such Change of Control on the terms and to the extent provided in this Section 4.

(iii) Any other Common Units held by the Limited Partner or his Related Trusts shall participate in such events to the extent described in the Limited Partnership Agreement and such terms shall not be modified by this Agreement.

Unvested Incentive D Units. The following provisions shall apply with respect to the unvested Incentive D Units upon a Change of Control (the date of the consummation of any such event, the “Change of Control Date”):

(i) 50% of the total then-unvested Incentive D Units shall become conditionally vested on the Change of Control Date, and such Incentive D Units shall participate in the Change of Control to the extent provided in, and subject to the terms of, the Limited Partnership Agreement (including the provisions of Section 3.1(f) thereof).

(ii) The remaining 50% of the total then-unvested Incentive D Units shall be converted into the same form of consideration paid to the other Individual Limited Partners in connection with the Change of Control (such Incentive D Units, as converted and together with any dividends, distributions or other earnings thereon, the “COC Incentive D Units”), and treated in accordance with Section 4(d).

(iii) Any unvested Incentive D Units that do not become vested or converted to COC Incentive D Units following a Change of Control in accordance with this Section 4(b) shall be forfeited by the Limited Partner and his Related Trusts and shall be reallocated in accordance with the Limited Partnership Agreement.

(iv) For clarity, all vested Incentive D Units shall participate in the Change of Control to the extent provided in, and subject to the terms of, the Limited Partnership Agreement.

Incentive P Units Prior to Third Anniversary of the Incentive Grant Date. The following provisions shall apply with respect to the Incentive P Units upon a Change of Control that occurs before the third anniversary of the Incentive Grant Date:

(i) 50% of the Incentive P Units that would otherwise be permitted to participate in the Change of Control transaction in accordance with Section 3.1(j)(iv) of the Limited Partnership Agreement shall become conditionally vested on the Change of Control Date and shall participate in the Change of Control to the extent provided in, and subject to the terms of, Section 3.1(j)(iv) of the Limited Partnership Agreement.

(ii) The remaining 50% of the Incentive P Units that would otherwise have been permitted to participate in the Change of Control transaction in accordance with Section 3.1(j)(iv) of the Limited Partnership Agreement shall be converted into the same form of consideration paid to the other Individual Limited Partners in connection with the Change of Control (such Incentive P Units, as converted and together with any dividends, distributions or other earnings thereon, the “COC Incentive P Units” and, together with the COC Incentive D Units, the “COC Incentive Units”), and treated in accordance with Section 4(d).

(iii) Any unvested Incentive P Units that do not become vested or converted into COC Incentive P Units following a Change of Control in accordance with this Section 4(c) shall be forfeited.

(iv) For clarity, upon a Change of Control that occurs on or after the third anniversary of the Incentive Grant Date, all Incentive P Units shall participate in the Change of Control to the extent provided in, and subject to the terms of, the Limited Partnership Agreement.

COC Incentive Units.

(i) The COC Incentive Units shall become conditionally vested on the second anniversary of the Change of Control Date (such period from the Change of Control Date to the second anniversary thereof, the “COC Vesting Period”). Such vesting shall be conditioned on the Limited Partner continuing to provide service to the buyer or successor entity or entities (collectively, the “Buyer”) in a Comparable Position (as defined in Section 4(e) below) through the COC Vesting Period; provided, that if during the COC Vesting Period, the Limited Partner’s service in a Comparable Position is terminated by the Buyer without Cause, or by the Limited Partner because his position ceases to be a Comparable Position, 100% of the COC Incentive Units shall vest as of the date of such termination. The Partnership will cooperate with any position taken by the Buyer and the Limited Partner to treat the transaction as an installment sale for U.S. federal income tax purposes, to the extent consistent with applicable law, in any situation where the transaction is a taxable sale or exchange.

(ii) Notwithstanding the foregoing, if the Limited Partner does not accept a written offer for a Comparable Position upon a Change of Control, then all of the COC Incentive Units shall be forfeited on such date; provided, that in the event that the Limited Partner does not respond to such offer within seven (7) business days he shall be deemed to have rejected such offer.

Comparable Position.

(i) Notwithstanding the foregoing, if the Limited Partner is not offered a Comparable Position (as defined in Section 4(e)(ii) below) in writing upon the occurrence of such Change of Control, then (A) 100% of the total then-unvested Incentive D Units shall become conditionally vested on the Change of Control Date and participate in such Change of Control in accordance with Section 4(b)(i) (with no Incentive D Units being treated as COC Incentive D Units for purposes of this Agreement) and (B) 100% of the Incentive P Units shall become conditionally vested on the Change of Control Date and shall participate in the Change of Control in accordance with Section 4(c)(i) (with no Incentive P Units being treated as COC Incentive P Units for purposes of this Agreement).

(ii) A “Comparable Position” means a position in which (A) the Limited Partner’s primary office remains located in the New York metropolitan area, (B) subject to the last sentence of this Section 4(e)(ii), the Limited Partner receives compensation that is comparable in the aggregate to the compensation he was receiving immediately prior to the Change of Control (excluding for purposes of such comparison any equity compensation and any compensation based on equity ownership, including distributions on equity, the Limited Partner receives prior to or following the Change of Control), and which is not less than the rate of $2 million per year, and (C) the Limited Partner’s employment is not conditioned on a contractual agreement to remain in service for more than two years. The Limited Partner agrees and acknowledges that, although the Buyer in its sole discretion may choose to offer equity or cash incentives or other compensation to the Limited Partner in respect of the Limited Partner’s continued service during the COC Vesting Period, the provisions relating to the continued vesting of the COC Incentive Units pursuant to Section 4(d) in addition to payments at a rate of not less than $2 million per year shall be deemed to satisfy clause (B) of the definition of “Comparable Position” for the COC Vesting Period and the Buyer need not offer any such equity or cash incentives or other compensation to the Limited Partner in respect of the COC Vesting Period in order for the position offered by the Buyer to the Limited Partner to constitute a “Comparable Position.”

The Incentive Units shall participate in any earn-outs, escrows and other holdbacks on the same basis as the Class D Common Units or Class P Common Units of the other Limited Partners, as applied on a pro rata basis in respect of the Incentive Units. Any consideration that is released or otherwise becomes earned and payable in respect of the Incentive Units during the COC Vesting Period shall be paid or retained, as applicable, in accordance with the applicable vesting provisions set forth in Section 4(d), as applied on a pro rata basis in respect of the Incentive Units.

Additional Payments.

For each of Fiscal Years 2017, 2018 and 2019, the Limited Partner shall receive cash payments from one or more of the Partnership or the other Operating Group Entities in the aggregate amount of $2 million per Fiscal Year (“Additional Payments”). The aggregate Additional Payments with respect to each such Fiscal Year shall be paid by one or more of the Operating Group Entities quarterly in advance, with an aggregate amount of $500,000 to be paid by the Operating Group Entities to the Limited Partner on the first business day of each calendar quarter of such Fiscal Year; provided that the Additional Payment with respect to the first calendar quarter of Fiscal Year 2017 shall be made as soon as reasonably practicable but no later than the first business day of the calendar month following the date of this Agreement. Each quarterly Additional Payment shall reduce the excess (if any) of (i) the aggregate cash distributions in respect of such quarter of such Fiscal Year that would otherwise have been made by the Operating Group Entities to the Limited Partner and his Related Trusts in respect of all of their Common Units in the Operating Group Entities (each, a “Quarterly Distribution”) or other interests in the Operating Group Entities (such distributions, including Quarterly Distributions, “Partnership Distributions”) over (ii) the Limited Partner’s Presumed Tax Liability (as calculated for purposes of this Agreement based on the Aggregate Presumed Tax Rate (as defined herein) rather than the Presumed Tax Rate) with respect to such quarter for all Operating Group Entities (such excess, the “After-Tax Distribution Amount”). Any Additional Payment not applied to reduce an After-Tax Distribution Amount shall be applied to reduce the next quarter’s After-Tax Distribution Amount and each subsequent quarter’s After-Tax Distribution Amount until the full aggregate amount of all prior Additional Payments have been applied to reduce After-Tax Distribution Amounts; provided, that (i) the quarterly Additional Payments made during one Fiscal Year may only be applied to reduce After-Tax Distribution Amounts with respect to the same Fiscal Year and (ii) to the extent the aggregate Additional Payments plus After-Tax Distribution Amounts with respect to a Fiscal Year equal at least $2 million, no further Additional Payments shall be made with respect to such Fiscal Year. For U.S. federal, state and local income tax purposes, Additional Payments shall be treated as advances of the applicable Quarterly Distributions. To the extent the aggregate amount of all Additional Payments for a Fiscal Year exceed applicable Partnership Distributions for such Fiscal Year (excluding any Partnership Distributions with respect to prior Fiscal Years), such excess shall be treated as a distributive share of profits with respect to the Limited Partner’s Class C Non-Equity Interests of the relevant Operating Group Entity. To the extent that, following the end of any Fiscal

Year, the General Partner determines that any After-Tax Distribution Amounts should be recalculated based on the actual taxable income allocated to the Limited Partner, the Partnership or one of the other Operating Group Entities will make a payment to the Limited Partner as an adjustment to the relevant prior Additional Payment(s) or Partnership Distributions for such Fiscal Year, or the Operating Group Entities shall reduce subsequent distributions or payments to the Limited Partner as provided above, as applicable, to effect the recalculation (and such adjustment shall be ignored for purposes of this Section 5(a) for the Fiscal Year for which the adjustment is made).

If the Limited Partner is subject to a Withdrawal due to Resignation prior to December 31, 2019, the After-Tax Distribution Amount of Partnership Distributions to be made to the Limited Partner and his Related Trusts following the date of such Withdrawal shall be reduced by an aggregate amount equal to the sum of all of the Additional Payments made to the Limited Partner prior to such date.

For purpose of this Section 5, (i) the “Aggregate Presumed Tax Rate” means the Presumed Tax Rate, plus the marginal self-employment tax rate or the net investment income tax rate, as applicable, and shall be determined based on the tax rates in effect with respect to the applicable year to which the relevant tax liability pertains and (ii) distributions or payments “in respect of” a Fiscal Year may include distributions or payments that occur after the end of such Fiscal Year (as in the case of the fourth quarter of the Fiscal Year).

No Other Compensation. The Limited Partner agrees that (a) except for the compensation to be provided to the Limited Partner pursuant to the terms of this Agreement or in respect of any equity interests in the Och-Ziff Group previously issued to the Limited Partner pursuant to existing agreements and for customary expense reimbursements, the Limited Partner shall not be entitled to any other compensation or distributions from, or have any interests in, any entity in the Och-Ziff Group or any Affiliates thereof, except for any capital investments made by the Limited Partner in any funds managed by the Och-Ziff Group, and (b) consistent with the restrictions set forth in Sections 2.16 and 2.19 of the Limited Partnership Agreement and the Och-Ziff Group’s compliance policies that are generally applicable to Active Individual LPs that restrict outside investments, the Limited Partner shall not have any interests in, or receive compensation of any type from, businesses or entities other than the Operating Group Entities and their Affiliates.

Delegation to Class B Shareholder Committee. Notwithstanding any provisions of the Limited Partnership Agreement, any Existing Partner Agreement or this Agreement to the contrary, the Limited Partner hereby irrevocably delegates all power and authority to the Class B Shareholder Committee to exercise, on his behalf, any and all of his rights in respect of Class B Shares issued in connection with his Incentive D Units (upon such Incentive D Units becoming Class A Common Units), and Incentive P Units, to the same extent as is provided to the Class B Shareholder Committee with respect to Class A Units pursuant to the Class B Shareholders Agreement dated as of November 13, 2007, as amended from time to time (the “Class B Shareholders Agreement”). The Limited Partner acknowledges and agrees that all such Class B Shares will be subject to the Class B Shareholder Agreement upon issuance thereof.

Distributions. Notwithstanding any provisions of the Limited Partnership Agreement to the contrary, the Limited Partner shall be entitled to receive distributions from the Partnership in respect of his unvested and vested Incentive D Units beginning with distributions with respect to the income earned by the Partnership on and after the Incentive Grant Date that are equivalent to those generally distributable to the Partners of the Partnership in respect of their Common Units. The Limited Partner shall be entitled to receive distributions from the Partnership in respect of any Participating Class P Common Units as provided in the Limited Partnership Agreement.

Compensation Clawback Policy. As a highly regulated, global alternative asset management firm, the Company has had a long-standing commitment to ensure that its partners, officers and employees adhere to the highest professional and personal standards. In the case of fraud, misconduct or malfeasance by any of its partners, officers or employees, including, without limitation any fraud, misconduct or malfeasance that leads to a restatement of the Company’s financial results, or as required by law, the Compensation Committee would consider and likely pursue a disgorgement of prior compensation, where appropriate based on the facts and circumstances. The Compensation Committee will adopt and amend clawback policies, as it determines to be appropriate, including, without limitation, to comply with the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any other applicable law. The Compensation Committee may extend and apply such clawback provisions to similarly situated levels of partners that may not be required to be covered by applicable law as it determines to be necessary or appropriate in its discretion. Notwithstanding anything to the contrary herein, the Limited Partner hereby consents to comply with all of the terms and conditions of any such compensation clawback policy adopted by the Compensation Committee which may apply to the Limited Partner and other similarly situated partners on or after the date hereof, and also agrees to perform all further acts and execute, acknowledge and deliver any documents and to take any further action requested by the Company to give effect to the foregoing.

Exchange Rights.

Notwithstanding any terms of the Limited Partnership Agreement or the Class P Exchange Agreement to the contrary, the Limited Partner and his Related Trusts shall have no rights to exchange their Incentive P Units except as specifically provided in Section 10(b) below.

Notwithstanding any terms of the Limited Partnership Agreement or the Class P Exchange Agreement to the contrary but subject to Section 10(c) below, once the Incentive P Units have become Participating Class P Common Units and the same number of Class P Common Units granted to the Limited Partner in each of the other Operating Group Entities on the Incentive Grant Date have become Participating Class P Common Units (as defined in the limited partnership agreements of such other Operating Group Entities) then, to the extent that sufficient Appreciation has occurred with respect to the Partnership and the other Operating Group Entities such that, in the determination of the General Partner, all Participating Class P Common Units in each Operating Group Entity have each become economically equivalent to a Class A Common Unit in such Operating Group Entity as described in Section 3(j)(ii) of the limited partnership agreement of the Operating Group Entity, then such Participating Class P Common Units may participate in one or more exchanges in the Limited Partner’s discretion as follows, and in each case as provided in, and in accordance with and subject to the terms of, the Class P Exchange Agreement: (i) except as set forth in clause (ii), (1) at any time on and after the third anniversary of the Incentive Grant Date, up to 50.00% of the Participating Class P Common Units in each Operating Group Entity may be exchanged, and (2) on and after each of the fourth, fifth and sixth anniversaries of the Incentive Grant Date, an additional portion of the Participating Class P Common Units in each Operating

Group Entity may be exchanged so that up to a cumulative percentage of the Participating Class P Common Units in each Operating Group Entity equal to 66.67%, 83.33% and 100%, respectively, may be exchanged on and after such anniversary, and (ii) in the event of a Termination without Cause occurring after the third, fourth and fifth anniversaries of the Incentive Grant Date, up to a cumulative percentage of the Participating Class P Common Units in each Operating Group Entity equal to 66.67%, 83.33% and 100.00%, respectively, may be exchanged on and after such anniversary.

Notwithstanding any provision of this Agreement, the Limited Partnership Agreement or the Exchange Agreements to the contrary, unless and until shareholders of the Company approve an amendment to the Plan to reserve a sufficient number of Class A Shares under the Plan, the Limited Partner and his Related Trusts shall not be permitted to exchange (i) any Class A Common Units into which the Incentive D Units have converted pursuant to the Class A Exchange Agreement or (ii) any Incentive P Units pursuant to the Class P Exchange Agreement. The Company agrees to promptly take all actions necessary to pursue shareholder approval of such an amendment.

Acknowledgment. The Limited Partner acknowledges that he has been given the opportunity to ask questions of the Partnership and has consulted with counsel concerning this Agreement to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.

Section 409A. This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Code Section 409A (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, the Limited Partner shall not be considered to have terminated employment with the Partnership for purposes of any payments under this Agreement which are subject to Section 409A until the Limited Partner has incurred a “separation from service” from the Partnership within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Limited Partner’s separation from service shall instead be paid on the first business day after the date that is six months following the Limited Partner’s separation from service (or, if earlier, the Limited Partner’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Limited Partner shall be paid to the Limited Partner on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Limited Partner) during one year may not affect amounts reimbursable or provided in any subsequent year, and no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit.

Miscellaneous.

Any notice required or permitted under this Agreement shall be given in accordance with Section 10.10 of the Limited Partnership Agreement.

Except as specifically provided herein, this Agreement cannot be amended or modified except by a writing signed by both parties hereto. Daniel S. Och (or, following the death, Disability or Withdrawal of Daniel S. Och, the Partner Management Committee (excluding the Limited Partner for purposes of such decisions)) in his (or their) sole discretion may amend the provisions of this Agreement relating to the Incentive Units or the terms of any Existing Partner Agreements, in whole or in part, at any time, if he (or they) determine in his (or their) sole discretion that the adoption of any such amendments are necessary or desirable to comply with applicable law; provided, however, that, if any such amendment would require the approval of the Compensation Committee, then any such determinations or amendments shall be made by the Compensation Committee in its sole discretion, based on recommendations from Daniel S. Och (or, following the death, Disability or Withdrawal of Daniel S. Och, the Partner Management Committee (excluding the Limited Partner for purposes of such decisions)).

This Agreement and any amendment hereto made in accordance with Section 13(b) shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Limited Partner, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.

This Agreement amends the Limited Partnership Agreement to the extent specifically provided herein. The parties hereto acknowledge and agree that, in the event of any conflict with respect to the rights and obligations of the Limited Partner between (i) the terms of the Limited Partnership Agreement and (ii) the terms of this Agreement, the terms of this Agreement shall control. Except as specifically provided herein, this Agreement shall not otherwise affect any of the terms of the Limited Partnership Agreement or the Existing Partner Agreements. For the avoidance of doubt, the parties hereto acknowledge and agree that the non-competition, non-solicitation and other restrictive covenants and other obligations that apply to the Limited Partner under the Limited Partnership Agreement and the Existing Partner Agreements as currently in effect shall remain unchanged as a result of this Agreement and shall continue in full force and effect after the date hereof.

The Limited Partner acknowledges and agrees that an attempted or threatened breach by the Limited Partner of the provisions of this Agreement would cause irreparable injury to the

Partnership and the other members of the Och-Ziff Group not compensable in money damages and the Partnership shall be entitled, without limitation of Section 13(h), to obtain a temporary, preliminary or permanent injunction prohibiting any breaches of the provisions of this Agreement without being required to prove damages or furnish any bond or other security.

Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

To the extent in the future additional or different taxes or rates are applied to amounts due or income allocated under this Agreement or the Limited Partnership Agreement, the after tax calculation herein shall be appropriately adjusted to reflect the after tax intention to the extent applicable.

In the event of the Limited Partner’s Special Withdrawal or Withdrawal for any reason, the Limited Partner will promptly return to the Operating Group Entities all known equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks or on any other media), computer disks, credit cards, keys, I.D. cards, and other property, including, without limitation, standalone computers, fax machines, printers, telephones, and other electronic devices in the Limited Partner’s possession, custody, or control that are or were owned and/or leased by members of the Och-Ziff Capital Management Group in connection with the conduct of the business of the Operating Group Entities and their Affiliates, and including in each case any and all information stored or included on or in the foregoing or otherwise in the Limited Partner’s possession or control that relates to Investors or OZ counterparties, Investor or OZ counterparty contact information, Investor or OZ counterparty lists or other Confidential Information.

Any breach of the six-year commitment set forth in the recitals hereto shall not entitle either party to any additional rights, entitlements or obligations in respect of such breach or result in any such damages other than as described in this Agreement, the Existing Partner Agreements and the Limited Partnership Agreement.

IN WITNESS WHEREOF, this Partner Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Partner Agreement.

GENERAL PARTNER:

OCH-ZIFF HOLDING CORPORATION, a Delaware corporation

By:	/s/ Daniel S. Och
Name: Daniel S. Och
Title: Chief Executive Officer

THE LIMITED PARTNER:

/s/ Wayne N. Cohen
Name: Wayne N. Cohen